Exhibit 10.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

September 7, 2025

Dear Nicole:

On behalf of The ONE Group (the “Company”), it is our pleasure to offer you the position of CFO.

This letter sets forth the terms and conditions of your employment with the Company. Please review carefully and contact me if you have any questions.

Title:	CFO

Reporting to:	Emanuel Hilario, President and CEO

Direct Reports:	[***]

Key
Responsibilities:	Financial leadership for all areas of accounting and finance for TOG
Direct oversight of cash and bank facility compliance
Regulatory compliance
Investor Relations
Measurement
Business Intelligence
Planning
Support CEO facilitating smooth and elegant Board of Director operations
Any other responsibilities assigned by CEO

Start Date:	Monday, September 8, 2025.

Base Salary:

Your base salary will be at a rate of $19,230.77 bi-weekly, $500,000.00 annually, less applicable tax and other withholdings. Salary is payable according to the Company’s regular bi-weekly payroll schedule.

Incentive
Compensation:	Annual bonus target of up to 75% of salary or target of $330,000.00 based on the Company’s bonus plan and mutually agreed upon goals.

LTIP Target:	100% as per the current company program.

Equity Grant:	You will be initially granted 30,000 RSUs to vest over 3 years. All equity grants are subject to the approval of the Company’s Board of Directors.

Benefits:

As a One Group salaried employee, you are eligible for the current, standard company health, life, disability, dental and vision coverage will be available on the 1st of the month following 60 days of employment. A portion of premium cost for single coverage will be covered by the Company with additional dependent coverage available at a cost as outlined in provided documentation.

As a senior level executive, you will also receive Armada Care Executive Health benefits, for yourself and your family, at no cost to you when you and your family enroll in the company health insurance plan.

Vacation:	Vacation accrual of 7.08 hours per pay period, which is equivalent to 23 days on an annual basis.

Personal/
Sick Days:	Personal/Sick days are allotted at 5 each calendar year.

Expenses:	Normal and reasonable phone service and commuting expenses will be reimbursed monthly upon submission of your expense report via concur.

The Employment Agreement, dated August 20, 2018, by and between you and Benihana, Inc. stays in place from current program.

Nicole, we are extremely excited to have you continue your employment with the company as we continue to grow the business. We are confident of the positive impact you will continue to make. If the terms described above are acceptable, please sign below, return the original to me, and keep a copy for your records.

This offer is not intended to be a contractual obligation to hire the individual indicated herein other than as an Employee-at-will. The company is not extending an employment agreement to the prospective employee, and if employed, the employee may be terminated at will and without further obligation other than that as required pursuant to law.

Very truly yours,

/s/ Emanuel Hilario
Emanuel Hilario, President and CEO
The One Group

AGREED AND ACCEPTED:

/s/ Nicole Thaung	9/8/25
Nicole Thaung	Date